Exhibit 99.2
Safe Harbor Statement
This Webcast contains forward-looking statements, which are all statements other than those of historical fact, including statements regarding Applied’s performance, cost structure, strategic position, products, strategic initiatives, operational improvements, growth opportunities, financial forecasts, customer landscape, restructuring plan (including scope, charges and timing), and anticipated cost savings, as well as industry outlooks. Forward-looking statements, including their underlying assumptions, are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the level of demand for nanomanufacturing technology products, which is subject to many factors, including uncertain global economic and industry conditions, the duration and severity of the current downturn, customers’ ability to acquire affordable capital, business and consumer spending, demand for electronic products and semiconductors, governmental renewable energy policies and incentives, and customers’ utilization rates and new technology and capacity requirements; variability of operating expenses and results among the company’s segments caused by differing conditions in the served markets; Applied’s ability to (i) develop, deliver and support a broad range of products, expand its markets and develop new markets, (ii) timely implement and maintain effective cost reduction programs, realize expected benefits, and align its cost structure with business conditions, (iii) plan and manage its resources and production capability, including its supply chain, (iv) implement information technology, business process, outsourcing, business relocation and other initiatives that enhance global operations and efficiencies, (v) obtain and protect intellectual property rights in key technologies, (vi) attract, motivate and retain key employees, and (vii) accurately forecast future operating and financial results, which depends on multiple assumptions related to, without limitation, market conditions, business needs, hiring and departures of employees, acquisitions or divestitures, and compliance with U.S. and international labor and employment laws; and other risks described in Applied’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of November 11, 2009, and Applied undertakes no obligation to update any forward-looking statements.
This Webcast also contains non-GAAP financial measures. Reconciliations of the non-GAAP measures to GAAP measures are provided in today’s earnings release and/or in the Financial Highlights slides, available on the Investor Page at www.appliedmaterials.com.

Final Transcript
Conference Call Transcript
AMAT - Q4 2009 Applied Materials Earnings Conference Call
Event Date/Time: Nov. 11. 2009 / 4:30PM ET

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CORPORATE PARTICIPANTS
Michael Sullivan
Applied Materials - VP IR
Mike Splinter
Applied Materials - Chairman & CEO
George Davis
Applied Materials - CFO
CONFERENCE CALL PARTICIPANTS
Stephen Chin
UBS - Analyst
Jim Covello
Goldman Sachs - Analyst
Satya Kumar
Credit Suisse - Analyst
C.J. Muse
Barclays Capital - Analyst
Chris Lansic
JPMorgan - Analyst
Atif Malik
Morgan Stanley - Analyst
Timothy Arcuri
Citigroup - Analyst
Krish Sankar
BofA Merrill Lynch - Analyst
Steve O’Rourke
Deutsche Bank Securities - Analyst
Peter Rice
Global Crown - Analyst
Patrick Ho
Stifel Nicolaus & Company - Analyst
Weston Twigg
Pacific Crest Securities - Analyst
Gary Hsueh
Oppenheimer & Co. - Analyst
Mehdi Hosseini
FBR Capital Markets - Analyst
Edwin Mok
Needham & Company - Analyst
Mahesh Sanganeria
RBC Capital Markets - Analyst
Jaridesh Ayer
Arete Research - Analyst
Matt Petkun
D.A. Davidson & Co. - Analyst
PRESENTATION

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Operator
Welcome to the Applied Materials Q4 and fiscal 2009 year end conference call. (Operator Instructions) You will be invited to participate in a question and answer session. As a reminder, this conference is being recorded today, November 11, 2009. Please note, that today’s call will contain forward-looking statements, which are all statements other than those of historical facts, including statements regarding Applied’s performance, cost structure, strategic position and initiatives, products, operational improvements, growth opportunities, restructuring plans and Q1 and 2010 targets, as well as industry outlooks. All forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.
Information concerning these risk factors is contained in today’s earnings press release and in the Company’s filings with the SEC. Forward-looking statements are based on information as of November 11, 2009 and the Company assumes no obligation to update such statements. Today’s call also contains non-GAAP financial measures. Reconciliations of the non-GAAP measures to GAAP measures are contained in today’s earnings release or in our financial highlight slides, which are on the investor page of our Website at www.appliedmaterials.com. I would now like to turn the conference over to Michael Sullivan, Vice President of Investor Relations. Please go ahead, sir.

Michael Sullivan - Applied Materials - VP IR
Thank you, Sarah. And good afternoon, everyone and thank you for participating in today’s call. Our earnings release was issued at 1:05 Pacific Time over Business Wire. You can also find a copy of the release and a related slide presentation on our investor relations Website on www.appliedmaterials.com. Joining me today are Mike Splinter, our Chairman and CEO; George Davis, our Chief Financial Officer; and Joe Sweeney, our General Counsel and Corporate Secretary.
Today, we’ll discuss the results for our fourth quarter and our 2009 fiscal year that ended on October 25. We will also talk about our strategic actions and our business outlook for the current quarter and fiscal year. We have a lot of information to share with you today and we’ll do our best to deliver it quickly and make time for your questions. And with that, I’ll hand the call over to Mike Splinter.

Mike Splinter - Applied Materials - Chairman & CEO
Thanks, Mike. And welcome to today’s call. Applied Materials returned to profitability in Q4, achieving sales and earnings growth that exceeded our expectations. We saw progress across the Company, with sequential growth in orders, sales and operating profit in every segment. Notably, our semiconductor business is in the early phase of a recovery, with gross margins exceeding 50% in the quarter, demonstrating the strength of the business model. SSG is positioned to drive further profits as WFE expands in 2010. Our operations team responded well to the ramp in demand, enabling the Company to increase sales by 35% and generate operating cash flow of $241 million.
Reviewing ‘09 results, I’m pleased to say we made excellent progress on our strategic objectives for the year. Last November, at the onset of the global financial crisis, we moved rapidly to lower our cost structure with a program that created $460 million in annualized savings. We aggressively managed working capital, retaining the financial strength to invest for growth. We grew share in our semiconductor equipment business, led by gains in inspection, epi and PVD. We grew our solar revenue by 40% year-over-year and took significant steps towards profitability. We made substantial investments in our future, with more than $900 million in R&D that resulted in new products across each of our markets. And Applied was recognized as the number one equipment supplier across semiconductors, LCD displays and now solar PV. Each of our segments represents a substantial growth opportunity for Applied and our businesses in multiple industries differentiate us from our competitors, giving us unique opportunities for growth and scale.
I want to thank the entire Applied team for their extraordinary contributions during a very challenging, yet productive year. They focused on satisfying our customers’ needs and on meeting the ambitious goals we set.
Over the past two years, we’ve witnessed fundamental changes in the industries we serve. Including customer consolidation and moderating long-term growth rates in WFE. We are focusing this year’s strategic plan on addressing the implications of these changes to maximize our growth opportunities and improve our competitiveness and efficiency. Specifically, we are embedding our worldwide sales force within the business units, bringing us closer to our customers and making us more efficient. We are streamlining and consolidating our manufacturing and supply chain operations under one leader to drive best known methods, scalability and cost improvements throughout our businesses. We’re

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increasing our manufacturing and supply chain presence in Asia, to be closer to more of our customers, reduce cycle times and increase the use of a more efficient supply base.
We’re also consolidating our solar business under one executive and aligning our activities with the evolving global market. We’re investing in common business processes and improved transaction processing capabilities that will make us leaner and faster. And we’re improving our portfolio allocation process, while focusing our R&D investments on our opportunities to grow market share. As recently announced, I’ve also taken actions to align my executive team with the opportunities and challenges ahead.
I’ll now comment on each of our businesses. In SSG, we expect to grow revenue by at least 40% year-over-year. We estimate WFE to reach $18 billion to $20 billion in calendar 2010, up from $12 billion to $13 billion in ‘09. Our customers have reported higher factory utilization across the board. DRAM and NAND prices have strengthened, encouraging more of our memory customers to invest in the next generation of technology. And our foundry customers are investing in capacity additions, as well as technology transitions. We gained share in ‘09 with strength in a number of areas. PVD and Epi benefited from application wins in advanced transistors and interconnect.
We believe we doubled our reticle inspection share in the year. And we recently won a new position at a major NAND manufacture for in-fab applications. Our reticle inspection solution is now in production at four large customers, with repeat business at three. Our brightfield inspection has won positions in advanced memory applications, while expanding into immersion lithography at most foundries. And we held share in etch. We expect another year of share gains in calendar 2010, driven by product strength in our leadership areas and growth opportunities in inspection and etch where the outlook for stronger memory spending is a significant positive for Applied.
Looking at technology trends, we’re focused on the DRAM conversion to copper, NAND transitioning to 3X using double patterning, advanced transistors in logic and foundry, and emerging capabilities like wafer-level packaging and 3D memory cells. We’re also focused on extending our strong market positions in PVD, CVD and CMP to the 22-nanometer node. In display, we’ve seen strong demand for TV’s and LCD monitors over the past several quarters, particularly in China. Leading customers have returned to profitability and factory utilization remains high. These trends are leading customers to add capacity. And we expect equipment spending in the industry to be up more than 40% in calendar 2010, with the bulk of the purchases concentrated at Gen 8.5.
We are now seeing proposals by major customers to build advanced fabs in China. This strategic shift reflects the growing importance of China’s domestic market, which saw an 80% year-over-year rise in LCD TV demand. In 2010, we expect to grow our Pivot PVD position, expanding to more customers and gaining an estimated 10 points of share. During the quarter, we launched copper capability on the Pivot system and strategic investment in Gen 10 is moving forward with multiple systems in production.
In EES, while the solar market weakened substantially during the first half of the fiscal year, our revenue grew more than 40%, driven by thin film signoffs and strength in crystal and silicon cell manufacturing. During the fourth quarter, the solar PV marketplace showed signs of improvement, as module price declines slowed and financing opportunities gradually improved. Germany remains a bright spot, particularly in the crystalline silicon rooftop market. China and Taiwan are growing markets for our crystalline silicon equipment, with capacity growth rates significantly above those of other geographies. In crystalline silicon, our customers want to increase automation and improve conversion efficiencies. While the crystalline silicon equipment outlook for 2010 is still uncertain, there are some positive signs of capacity additions in cell equipment, primarily at Chinese customers.
The drive toward ever lower costs moves the industry to require thinner wafers and thin wafer handling, which provide growth opportunities for our MaxEdge Wire Saw and Baccini metallization systems. Our plan is to address these needs and grow our served market share opportunity in cell equipment from 50% of the CapEx spend, to 80% over the next three years. Steps in this direction include our double printing capability on the Baccini platform and our acquisition of Advent Solar last week. Our crystalline silicon installed base now exceeds 2,500 systems, creating a significant opportunity for service and after-market upgrades.
Our progress in thin film this year culminated in the seventh customer signoff of a SunFab production line at ENN in China. This was our second tandem junction line. For existing and future SunFab customers, we have driven economies to scale and with leading suppliers to reduce the cost of materials by 22%. And this improved process flow has received IEC certification. With steady gains in panel efficiency and factory productivity across the SunFab network, we are on track to our 2010 goal of 10% efficiency and $1 per watt cost. In the near term, market conditions are challenging for many of our thin film customers, as discounted crystalline silicon panels are impacting pricing and demand for thin film technology.
In calendar 2010, we expect worldwide solar PV installations to be up over 40%,with solar representing one of Applied’s key growth opportunities over the next several years. We recently opened a solar R&D center in Xi’an, China, which demonstrates our substantial

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commitment to thin film and crystalline silicon technology and is advantageously located in China, the solar market’s fastest growing geography. We’ve become number one in solar PV equipment. And in less than three years, we’ve built $1 billion equipment business that has the scale and global reach of no other competitor. Now, we are on track for EES to deliver break-even or better operating results during this fiscal year.
In services, our orders and revenue increased, with 300-millimeter starts returning to pre-recession levels. While 200-millimeter wafer starts are down roughly 25% from last year. We expect virtually all of our future service growth to come from 300-millimeter starts expansion. Our spares run rate is up significantly from the trough in Q2, though it is not yet approaching the previous peak. Operating margins are improving and we are focused on driving further efficiencies in services delivery as part of our 2010 strategic initiatives. In semiconductor services, the number of tools under contract grew 7% year-over-year, with notably high growth in Asia. A key to growth in AGS is expanding our service and spares position in Asia, where over 80% of new wafer starts will be.
In summary, Applied’s goal is to lead the industry and gain share in our core semiconductor markets, drive growth in display and services and greatly expand our opportunity in energy solutions. We will also take advantage of our global footprint and scale to deliver outstanding profitability. After a challenging 2009, we expect sales growth of at least 30% in fiscal 2010 and a significant benefits from structuring the Company for future success. I will now hand the call over to George for more details on our results and targets. George.

George Davis - Applied Materials - CFO
Thank you, Mike. And good afternoon, everyone. Applied completed a challenging fiscal year with a solid fourth quarter, including revenue and earnings well above our targets. We enter our new fiscal year with momentum in our higher margin businesses, a strong operating model and improved market share.
First, let me summarize our full year performance in a very difficult 2009. We had orders of $4.1 billion, which were down 55% from 2008, and net sales of $5 billion, which were down 38%. We reported a GAAP net loss of $305 million or $0.23 per share. We were profitable for the year on a non-GAAP basis, earning $37 million or $0.03 per share. We took early action on cost reductions and surpassed our objective of $400 million of structural cost savings by 15%. In addition, we had $340 million in annualized savings from temporary cost measures related to employee salary and variable compensation. Approximately 70% of those temporary savings were in OpEx, with the remainder in cost of goods.
We began these temporary cost measures in the latter half of 2008 and approximately 2/3 of those savings were already in effect by the end of Q4 ‘08.
Beginning in fiscal Q1 2010, we have eliminated shutdowns, other than our normal holiday shutdown, and will resume accruing for variable compensation. This will result in an increase in Q1 OpEx versus Q4, as the anticipated savings from our new actions will not fully offset these added costs until later in the program. We generated $333 million of operating cash flow in 2009 and ended the year with cash and investments of $3.3 billion.
Looking at our businesses in 2009, SSG and AGS revenue bottomed in our second fiscal quarter and both segments returned to operating profitability in the second half of the year. Revenue in our display business declined almost 50% from fiscal 2008 but it’s flexible business model limited operating losses to one quarter. Despite the severe business conditions, SSG, AGS and display each delivered positive operating margin overall in fiscal 2009. In EES, we grew revenue by 41% year-over-year, led by customer acceptance of six SunFab lines. We invested to extend our crystalline silicon and thin film solar technologies and to expand our portfolio of new products. In EES, we expect a move from a loss position of $242 million in 2009, to break even or better on an operating basis in 2010.
Looking at our Q4 results. orders were 37% higher sequentially, led by EES and display. Net sales increased 35%, driven by foundry customers in SSG and leading edge capacity expansion in display. The added revenue came from strong margin flow-through, contributing to earnings of $138 million or $0.10 per share. Our lower effective tax rate for the quarter of 21% contributed approximately $0.01 per share compared to Q3. Gross margin improved 8 points to 37%, which is close to the 39% level achieved in Q4 of last year, despite revenue being 25% lower. Our 8 point sequential margin expansion was primarily driven by revenue growth in our higher margin businesses.
Turning to the balance sheet, cash and investments of $3.3 billion were up 4% from Q3. Cash from operations was $241 million or 16% of revenue. Our working capital results were strong, with days sales outstanding of 62 days and a net inventory reduction of $121 million compared to Q3 levels, despite a substantial increase in net sales. Our ending backlog was $2.7 billion, down 7% from the previous quarter end. 41% of the backlog is now related to our EES business, with display and SSG each at 20% and AGS at 19%.

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The low percentage of SSG backlog reflects our shorter cycle times and our ability to respond to our semiconductor customers’ short lead time on orders. In fact, our SSG turns business in Q4 was 61% of revenue in that segment. Backlog adjustments totaled $171 million and reflected the volatility of some of our customers’ investment plans. Backlog adjustments included $168 million in cancellations and $3 million of currency and other adjustments.
Next, I’ll summarize segment results for the quarter. Our silicon systems business performed very well. Orders increased 16% over Q3 at $629 million. Foundry customers were 37% of the order book and have led in that category for three consecutive quarters. SSG revenue increased 32%, again led by foundry, along with strong demand from logic and memory customers. SSG operating profits were $158 million, up substantially from Q3 and represented an impressive 24% of sales.
In AGS, orders increased 13% to $335 million and revenue increased 14%, relative to Q3, to $390 million. Operating profit was $64 million or 17% of sales, reflecting an accelerating recovery in spares sales. Display orders increased 58% to $151 million, as robust end market demand fueled Gen 8.5 capacity investments. Revenue grew to $200 million as we signed off multiple leading edge systems. Display operating margins benefited from the revenue improvement, reaching $43 million or 21% of revenue.
In EES, orders were $357 million, up significantly from Q3, as a SunFab project in China entered our 12 month booking window. EES revenue of $280 million was up 25%, driven by the signoff of a tandem junction SunFab line, which offset a slight decline in crystalline silicon sales. EES posted an operating loss of $30 million, an improvement of more than 40% from Q3. Over half of the EES operating loss is attributable to M&A charges and nonsolar R&D. EES’s quarterly results will continue to be volatile based on the timing of factory signoffs.
Next, I’ll comment on our financial expectations for the strategic actions Mike announced earlier. Total savings from these actions are expected to be $450 million over the next 18 months, of which we expect approximately $250 million to be from OpEx. These actions will also include workforce reductions of approximately 10% to 12% or 1,300 to 1,500 employees over the same period. The pre-tax cost for employee severance is expected to be between $100 million and $125 million and we are forecasting a $0.06 to $0.07 per share charge in the first quarter.
Next, I’ll talk about some of the key assumptions behind our expectation for net sales to be up greater than 30% in fiscal 2010. Our forecast assumes that wafer fab equipment CapEx will be $18 billion to $20 billion for calendar year 2010. Display capital spending for equipment will be up at least 40% for the year. EES net sales are expected to be plus or minus 10% from 2009 levels. Solar growth is expected to be impacted by absorption of significant capacity additions in crystalline silicon over the past two years. Upside to this view would be driven by better than expected capacity additions in crystalline silicon and from new product penetrations. Finally, we expect that services will continue to recover, although at a somewhat lower rate than the underlying equipment businesses.
Now, before I discuss our Q1 guidance, I want to review some housekeeping items that will take effect in our Q1. First, marketing and sales expenses that were previously reported in corporate will now be reported in the business segments. This is consistent with embedding our sales teams in our businesses. Second, we are moving the cost of certain segment related bonus accruals out of corporate and into the segments for better visibility. Historically, we accrued target variable compensation in the segments and then took any adjustments in corporate. The third and final change is that we will no longer include stock option expenses in our reconciliation for non-GAAP results. Our GAAP results already reflect these costs, so there is no net change. None of these changes will have a financial impact on the Company’s financial results.
Next, I’ll review our outlook for fiscal Q1. We see further recovery in our first quarter, particularly in semiconductor capital equipment. We expect SSG revenue to be up by more than 20% due to strong investment in wafer fab equipment by foundry and memory customers. AGS is expected to grow modestly quarter over quarter. Display is still in a ramp mode, although we expect Q1 net sales to be down relative to a very strong Q4. This is a timing issue, as we had a major shipment pull into Q4 ‘09. We expect EES revenue to be up by more than 20% due to both factory and bonus signoff opportunities.
For Q1, we expect net sales, overall, to be up 10% to 25%. We expect earnings to improve to somewhere in the range of $0.10 and $0.14 per share, before taking into account the impact of restructuring charges. This improvement reflects the benefit of higher revenue in SSG, AGS and EES, partially offset by the restoration of base salaries, the phasing in of variable compensation, a 14th week of costs in the quarter and a decline in display revenue relative to Q4. The tax rate is expected to be approximately 29%, with a $0.01 negative impact relative to last quarter. The impact of the restructuring charge will be in the range of $0.06 to $0.07 per share, which brings our GAAP EPS target for Q1 to between $0.04 and $0.08 per share. Now Mike, let’s open the call for questions.

Michael Sullivan - Applied Materials - VP IR
Thanks, George. To help us reach as many of you as we can, please ask just one question and no more than one brief follow-up. Sarah, let’s begin.

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QUESTION AND ANSWER

Operator
(Operator Instructions) Your first question comes from the line of Stephen Chin with UBS.

Stephen Chin - UBS - Analyst
Great, thank you. Hi, Mike and George. A question on the linearity for the fiscal 2010 sales. It looks like fiscal 2010 sales are pretty heavily front-end loaded here, with some conservatism built into the second half of the year. Is that the right way to think of it? And as a follow-on, can you share any color on normalized operating margin targets after this restructuring? Thanks.

Mike Splinter - Applied Materials - Chairman & CEO
I’ll try to answer your question on linearity, Stephen, and let George answer the question on targets. On linearity, I think it’s very hard for us to tell what’s going to happen in the second half of the year at this point. I think we’re pleased to see what we perceive as strength in the first half of the year and have it be pretty broad-based, and particularly with upticks from foundries and DRAM makers. Now how strong it will be in the second half, I really think that depends on how the market goes in the first half and how strong we think the economy is as we head into selling season next year.

George Davis - Applied Materials - CFO
Stephen, on the margins, I would say that we still see 2010 as a period of recovery. We, obviously, are very pleased with the structural changes we’ve made in our cost structure over the past two years. We think that’s going to serve our business model well. And when we get back into a normalized environment, we certainly expect to be back at the 20%, 25% plus type margins for the Company overall.

Michael Sullivan - Applied Materials - VP IR
Stephen, thanks for your questions.

Operator
Your next question comes from the line of Jim Covello of Goldman Sachs and Company.

Jim Covello - Goldman Sachs - Analyst
Great, good afternoon, guys. Thank you so much for taking my question. If I could focus first on silicon systems group. And of the top 10 customers in SSG, with the guidance that you gave for the first quarter, how would you characterize the top 10 customers? Are they - are most of them active now? Are half of them active, are only a few of them active? Again, kind of thinking about the top 10.

Mike Splinter - Applied Materials - Chairman & CEO
Most of them are active now to some degree. I would say, the top five are certainly very active and account for a big part, more than - certainly substantially more than 50% of the revenue in SSG.

Jim Covello - Goldman Sachs - Analyst
And do you think that they can continue to grow or would you expect them to stay at that higher level and further growth be dependent upon the rest of the top 10 and beyond the top 10 coming in?

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Mike Splinter - Applied Materials - Chairman & CEO
Well, I think really the issue is; When do the memory guys get into a capacity expansion? Today, it’s primarily technology transition and that’s about all we’re seeing out of the memory guys. Just to kind of give you an idea, we estimate something close to 1 million memory wafers are going to move from one node to the next. That combines DRAM and NAND. While we’ll have maybe 10% of that number in capacity expansions. So, we’ve got to see bit growth higher than it is, in both DRAM and NAND, to really drive some substantial additional capacity expansion.

Michael Sullivan - Applied Materials - VP IR
Thank you, Jim.

Operator
Your next question comes from the line of Satya Kumar from Credit Suisse.

Satya Kumar - Credit Suisse - Analyst
Thanks for taking my question. George, how should we think about the pace of the cost reduction in fiscal 2010 and why did you not guide EPS also for fiscal 2010?

George Davis - Applied Materials - CFO
Well I think we’re very confident that earnings will be up strongly, in line with the growth in revenue. So, we certainly feel good about the earnings outlook for 2010. We think there is a lot of mix issues that still have to be sorted out over time. We’ll certainly update our views and help people sort that through. But in general, I think people can see that over the past year and really two years, we’ve taken substantial structural costs out. So, as you model the growth rates, and we’re saying significant growth rates in display and SSG over that time period, there will be a lot of earnings leverage to the upside in 2010.

Satya Kumar - Credit Suisse - Analyst
And maybe I’ll follow-up later with you guys. And on EES, the last time you provided guidance for break-even or better in solar, you had not yet announced the restructuring. Now that you have. and also the run rate in EES is clearly higher than your $1 billion guidance for fiscal 2010, why not a better profitability target in the EES?

George Davis - Applied Materials - CFO
We think that this is the right forecast for EES right now. As we said, there’s still some uncertainty in the end markets because of what we’re seeing in the crystalline silicon area. So, we think break even or better operating is still the right forecast.

Michael Sullivan - Applied Materials - VP IR
Thanks, Satya.

Operator
Your next question comes from the line of C.J. Muse with Barclays Capital.

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C.J. Muse - Barclays Capital - Analyst
Good afternoon. Thank you for taking my question. The first question is just to clarify, in terms of EES break even or better in fiscal ‘10, George, you’re talking about operating levels. So, if we want to think about it on a GAAP basis, excluding stock comp and the amortization on the M&A side, what kind of run rate could we see?

George Davis - Applied Materials - CFO
Yes, good question. When we say operating basis, remember, going forward, that we’re not going to include stock option expensing. So, you don’t have to adjust for that. Really, we’re talking about approximately $50 million of M&A related charges that we expect to see in 2010 that we would take out.

C.J. Muse - Barclays Capital - Analyst
Great. And then, just if I could clarify also, on the EPS guide of $0.10 to $0.14, does that include stock-based comp?

George Davis - Applied Materials - CFO
Yes, that’s - it includes everything except for the restructuring charges.

C.J. Muse - Barclays Capital - Analyst
Okay. Perfect. And then, the meaty question. On the restructuring side, how should we think about the base level? You’ve talked about OpEx lower over 18 months by about $62 plus million, COGS by $50 million. What’s the kind of baseline rate we should think of as a starting point and then see the reductions thereafter?

George Davis - Applied Materials - CFO
I think ongoing OpEx, coming out of FY ‘09, was about $1.6 billion and you had roughly $50 million or $60 million of what we would call temporary OpEx in there. So, if you adjust for that, that’s a reasonable starting point. Again, we took out, in the plan last year where we took out about $310 million of what I would call structural OpEx costs. And so, roughly $80 million a quarter came out of our run rate.

Michael Sullivan - Applied Materials - VP IR
Thanks, C.J.

Operator
Your next question comes from the line of Chris [Lansic] with JPMorgan.

Chris Lansic - JPMorgan - Analyst
Thanks, guys. I wanted to get an idea how of long it’s going to take for you to start capitalizing on the purchase of Advent Solar?

Mike Splinter - Applied Materials - Chairman & CEO
Sure. I think it will really be 2011 before we see real meaningful sales from that technology. We need to finish up the development of the capability and then get it into the marketplace. So, I think before we see meaningful, I’ll put 2011.

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Chris Lansic - JPMorgan - Analyst
And then, kind of again on solar, I think, Mike, you indicated you thought volume growth or installed capacity for solar would be up more than 40% in the next year. I wanted to understand your view of the German subsidy reduction risk when you put that number out there?

Mike Splinter - Applied Materials - Chairman & CEO
Yes, I think this risk has been overblown. I believe that when you look at what will happen in Germany next year, I think it will be flat to up. And then, increases in Italy and China and the US will drive the rest of the upside.

Chris Lansic - JPMorgan - Analyst
All right, thank you.

Michael Sullivan - Applied Materials - VP IR
Thank you, Chris.

Operator
Your next question comes from the line of Atif Malik with Morgan Stanley.

Atif Malik - Morgan Stanley - Analyst
Hi, thanks for taking my question. You guys mentioned that the foundries have been a big contributor to the silicon strength in the last three quarters. And 37% foundry orders is probably the highest we have seen for Applied in a long time. Foundries spending at $1 billion to $1.2 billion at CapEx. So, my question is, if foundry strength starts to come down in the first half and memory capacity orders are not back, could we see a scenario where we can see overall orders start to come down in the first half?

Mike Splinter - Applied Materials - Chairman & CEO
Our view of what’s going to happen with the foundry spending and kind of our — maybe a little bit more color on the overall capital spending, we think foundries for the year, we’ve made a projection of $18 billion to $20 billion, we think foundries are going to be between 25% and 35% of that number. And exactly how it’s going to be loaded, I really cannot quite say yet. But when we look at the number of customers that are going to reach the $1 billion range, in 2009, I think there were three customers that reached $1 billion in CapEx. We think there will be at least eight in 2010. And we do think, as I said, if there is more bit growth, there can be substantial investment in capacity. But we have to see that bit growth first.

Michael Sullivan - Applied Materials - VP IR
Okay. And Atif did you have any follow-up.

Atif Malik - Morgan Stanley - Analyst
That’s it.

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Michael Sullivan - Applied Materials - VP IR
All right, thank you

Operator
Your next question comes from the line of Timothy Arcuri with Citigroup.

Timothy Arcuri - Citigroup - Analyst
Hi, guys. A couple of things. First of all, George, the $450 million in savings, does that cannibalize any of your current revenue or is that just straight savings?

George Davis - Applied Materials - CFO
No, we’re taking cost savings that we think will not interfere with our ability to drive revenue growth. So, these are really structural changes that will take place over time, as we go through many of the elements that Mike talked about, which includes moving sales into the businesses. Consolidating our field resources as our customer base has changed. Global manufacturing and supply chain consolidation. And movement to more manufacturing and supply activity in Asia, which has a lot of cycle time and cost benefits. So, all of the things that we talked about, really we think are a combination of better competitive positioning and also more efficient, not from reducing or selling off a product that is generating revenue.

Timothy Arcuri - Citigroup - Analyst
Okay. Yes, I was wondering whether just cutting all of those heads would impact your ability to actually generate revenue. But as a follow-up, the last two quarters you’ve worked off backlog a bit. You’ve booked a bit less than you’ve revenued. And I’m wondering, if I take sort of the midpoint of the revenue guidance, roughly $1.8 billion, do you think the same thing is going to happen in fiscal Q1, ie. you’re going to book less than you revenue or will you book more?

George Davis - Applied Materials - CFO
Not guiding to. We do expect orders to be up but we’re not going to guide orders. But that is one of the best ways of backing into it that I’ve seen. So, it’s a good question.

Mike Splinter - Applied Materials - Chairman & CEO
Hi, Tim, on the overall restructuring, I’d just say that we really try to go through every aspect of the way we do business. And ask ourselves how we’re doing it? How we could do it more efficiently? Are we doing it in the right place? If we’re not, how do we get to the right place for doing that? And that’s really what the number reflects and what both the headcount and the savings number reflect.

Timothy Arcuri - Citigroup - Analyst
Okay, Mike, thanks.

Operator
Your next question comes from the line of Krish Sankar with Bank of America - Merrill Lynch.

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Krish Sankar - BofA Merrill Lynch - Analyst
Thanks for taking my question, guys. Two questions, actually a question and a follow-up. The first one, lead times in the SSG business, how are they right now in 4Q and 1Q? And any visibility beyond the Jan quarter? And my follow-up question is, once the cost reductions are done, how do we think of the incremental margin for the Company and if possible, segment by segment? Thank you.

Mike Splinter - Applied Materials - Chairman & CEO
Well, I think lead times have shrunk quite a bit. We’re putting a bit of stress on our supply chain right now. Our suppliers are responding. They’re working very closely with us. But as George said, 61% of our revenue in Q4 was orders within the quarter. So, you kind of get an idea, we’re moving products to customers very, very quickly. And George, do you want to comment on the incremental flow-through of profits?

George Davis - Applied Materials - CFO
Sure. I think you saw a very high flow-through this quarter. It gives you an idea of how we’re already impacting our performance from the actions that we’ve taken to date. We certainly see an additional $450 million will have a positive impact. These actions are broad-based, they cut across the Company. So, it will positively impact every unit’s margins. And at the annual analysts meeting, we’ll go into more details about how you can see that over time.

Michael Sullivan - Applied Materials - VP IR
Thanks, Krish.

Operator
Your next question comes from the line of Steve O’Rourke with Deutsche Bank.

Steve O’Rourke - Deutsche Bank Securities - Analyst
Good afternoon. Thank you for taking my questions. Two questions. Could you say if the headcount reduction is net of new headcount that you’ll be adding in Asia? And the second question, you mentioned that the SunFab lines, I think, came within the bookings, came within the 12-month time horizon. Are those rebookings? And how do you — do you feel confident that they may push out or not push out further?

George Davis - Applied Materials - CFO
Okay. On the headcount, yes those are net numbers. And then, in terms of the 12 month booking window, the way we book SunFab lines is we may sign a contract but because the lead times are longer than our 12 month booking window, we actually wait until we get to within 12 months of what we believe will be factory signoffs, which is the revenue event. And that’s what happened now with this. So, there’s no rebooking at all. We’ve just now are within 12 months of what we believe will be the revenue event.

Michael Sullivan - Applied Materials - VP IR
Thank you, Steven.

Steve O’Rourke - Deutsche Bank Securities - Analyst
Thank you.

Operator
Your next question comes from the line of Peter [Rice] with Global Crown.

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Peter Rice - Global Crown - Analyst
Great. Thank you for taking my question. My first question - congratulations, also, on great execution. Mike, I was hoping you could comment, across the board, it seems semi equipment companies are taking a more defensive posture, despite kind of going into a cyclical recovery, cutting heads, cutting costs. What’s different in this upturn that’s allowing the customers to support this? And as the follow-up, I was hoping you could comment, in the second half of the year, the recovery has largely been driven by technology spending. And I was hoping you could share your outlook of when the next phase of new fabs will be built out and what customer segments will be driving this initial recovery?

Mike Splinter - Applied Materials - Chairman & CEO
Well, Peter, I think the view of the future is different than in other recoveries. This particular recovery and I would say we certainly haven’t recovered yet, so it is one that the environment is quite different. We still have a very fragile global economy. We have a customer base that’s consolidated substantially and I think will continue to consolidate some as we go through time. So, we have to ensure that our cost structure and our ability to invest for the future is really intact. And that’s a big part of what we’re doing. And we also have to align the financials and pro forma for any of our groups to be consistent with the way we see the market.
So, I think that’s pretty much the — it gets down to really a focus, if we look at AGS and SSG. In AGS, 25% of the 200-millimeter wafers are gone. They’re not coming back. And so we have to ensure that AGS is set up to be profitable and effective at growing share but also be realistic about the market they’re serving. Same in SSG. So, I think when the new fabs get moving again, I really think that depends — first of all, I don’t know that we’ll see new buildings before late in 2010. But there’s plenty of space to fill up for the foreseeable feature in both memory and in foundries, I believe. So, I think 2010 is going to be a year of filling up existing fabs. But also, I think we’re looking for those inflection points, primarily in memory, that are going to key them to say, “Okay, we have confidence to build capacity.”
What we think those are is DRAM bit growth greater than 50%. And we’re hoping, and want to watch this very carefully, that investments from industry and emergence of Windows 7 and growth in cell phones really does drive that bit growth in DRAM’s. In NAND flash, we have to see bit growth above 100% and maybe even substantially above 100%. And again, that will be smartphones and MP3 players and the like that drive the flash bit capacity. I don’t think that — we’ll see SSD’s, also but it’s not going to be a big mover this year. Maybe in 2011, it will be the next phase of this buildout.

Michael Sullivan - Applied Materials - VP IR
Peter, thank you for your questions.

Operator
Your next question comes from Patrick Ho from Stifel Nicolaus.

Patrick Ho - Stifel Nicolaus & Company - Analyst
Thanks a lot. I know you didn’t give any quantitative guidance to the orders but can you discuss which customer segment will drive orders or at least on the semi-cap side of things? In the January quarter, is it going to be memory that takes the lead or will you still see foundries comprising the largest percentage?

George Davis - Applied Materials - CFO
We think foundries will continue to be strong but it’s really - we think DRAM is going to be the big driver in Q1.

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Patrick Ho - Stifel Nicolaus & Company - Analyst
Okay, great. And the second question is, in terms of the cash generation now that you’re starting to put together as you’re making money again, what do you plan to do with it? Are you going to sit on the sidelines or are you going to reinitiate stock buyback like you did in the last up cycle?

George Davis - Applied Materials - CFO
We still believe that share repurchase is the best way of returning excess cash flow. So, we will begin to share repurchase again as soon as we’re comfortable that our — that things have stabilized in the economy. We get more than just one or two strong quarters of cash flow. And I think there’s — our view of how much cash we would hold is probably a little bit higher than what we had going into the year 2009. Although, we feel we’re in a very strong position right now. So, we want to see a little more continuity in the economic recovery but we’re still a believer in share repurchase.

Michael Sullivan - Applied Materials - VP IR
Thank you, Patrick.

Operator
Your next question comes from Weston Twigg with Pacific Crest Securities.

Weston Twigg - Pacific Crest Securities - Analyst
Hi, thanks for taking my question. I just wanted to dig into the EES group a little bit. You talked about expanding your TAM, mentioned it as one of the key growth opportunities over the next several years. Yet, you guided revenue flat for 2010 with 2009, plus or minus 10%. So, I’m just wondering, when do you expect the growth to come and what would be the key catalyst to look for?

Mike Splinter - Applied Materials - Chairman & CEO
I think we’re quite excited about this space in particular. But during those comments, I was referring to crystalline silicon and we’re coming out with a number of new products there that should expand our TAM. What we’re concerned about right now is wafering and how fast wafering expansion is going to occur. And that’s really what we look for, as wafering orders start to come in, we know that the cell orders aren’t far behind because those wafers have to go to a manufacturing line someplace. So, that’s our caution side. If we see that grow, I think we’re going to do — we’re going to have a very good year in crystalline silicon.

Weston Twigg - Pacific Crest Securities - Analyst
Okay. And then, with the $50 million in M&A charges, is that for acquisitions you’ve already made or should we expect more, perhaps on the crystalline silicon side, in 2010?

George Davis - Applied Materials - CFO
That’s for acquisitions that we’ve already made.

Weston Twigg - Pacific Crest Securities - Analyst
Okay.

Michael Sullivan - Applied Materials - VP IR
Thanks Wes.

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Operator
And your next question comes from Gary Hsueh with Oppenheimer and Company.

Gary Hsueh - Oppenheimer & Co. - Analyst
Great. Within the context of the EES revenue guidance for next fiscal year, plus or minus 10%, just wondering what your assumptions are for project signoffs, particularly what’s the total tally in terms of project signoffs in fiscal ‘09? And on average, what’s the megawatt size of those signoffs? And what’s embedded in your expectations in terms of the flat plus our minus 10% guidance for EES as a whole, next year, in terms of project signoffs, the number and the average megawatt size? I’ve got a follow-up as well.

George Davis - Applied Materials - CFO
Well, I’ll — we certainly have at least three or four more factories to be signed off in that forecast. We also expect a certain number of bonuses to potentially be paid during that time period. I’m not going to go into the details on the megawatts. But we have — again, I would say some of the — well, certainly, the largest factory will be coming in the latter part of the year that we have.

Gary Hsueh - Oppenheimer & Co. - Analyst
Okay. Great and my follow-up question is just about some of the reorganization that’s been happening. I jumped on the call late but I wanted to understand whether or not there’s any structural reorganization, specific to etch and inspection, that really might help you kind of re-energize the effort in terms of regrowing the market share, particularly in etch? And to a lesser extent, in inspection since you’ve made some headway there already?

George Davis - Applied Materials - CFO
We’re not announcing any organizational shifts today in those groups. We, just a couple of months ago, Randhir Thakur took over as the General Manager of SSG. And he’s working very closely with customers and making sure they understand our technology road map and have renewed confidence in our direction.

Gary Hsueh - Oppenheimer & Co. - Analyst
Okay. Great. Thank you.

Michael Sullivan - Applied Materials - VP IR
Thanks, Gary.

Operator
Your next question comes from Mehdi Hosseini with FBR.

Mehdi Hosseini - FBR Capital Markets - Analyst
Yes, thanks for taking my question. The first question has to do with EES. Have you done any studies to figure out, the kind of estimated megawatt of installations that your SunFab customers could be manufacturing for, especially over the next, say, 12 months? And then, George, in regard to the January quarter, given such a wide delta in the guidance range, help me understand, what would it take to hit the low end versus the high end of the revenue guidance range?

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Mike Splinter - Applied Materials - Chairman & CEO
Hi, Mehdi, it’s Mike. On the megawatt installations, since this is output from customers’ factories, it’s very hard for me to comment. But obviously, the top side is their rated capacity. And other than that, I can’t say a whole lot. There’s been announcements about the rated capacity of each of those factories.

George Davis - Applied Materials - CFO
I think the range reflects the range that we gave on revenue. And I think if you think about the low end, so it would be, if for some reason revenue grew at the low end. Remember, we have about $0.02 to $0.03 of cost in OpEx in Q1 that we didn’t have in Q4. And the tax rate impacts us about $0.01, as well. So, the low end of that range is probably not as a low a performance, straight up comparison-wise as you might consider.

Mehdi Hosseini - FBR Capital Markets - Analyst
Great. Thank you.

Operator
Your next question comes from Edwin Mok with Needham & Company.

Edwin Mok - Needham & Company - Analyst
Thanks for taking my question. The first question was backlog, you had $116 million of cancellation. Can you tell us where that cancellation comes from, in terms of which group and how do we look at that going forward? Is that something that we should expect ongoing? And then, just a follow-up question regarding your strategic initiative. I was just wondering the guidance of $450 million savings, does that include the potential savings you can get from transitioning the manufacturing to Singapore? And if not, then, how much would that incrementally be on top of that $450 million?

George Davis - Applied Materials - CFO
Yes, I’ll take your second question first. The $450 million does include benefits associated with that activity over the next 18 months. And then, in terms of the backlog adjustments, what we’re seeing is, I would say, about $90 million of the cancellations were in our SSG group. And really just reflect the fact that the customers’ plans have been changing fairly substantially. And as we talked about, their order patterns are shortening up substantially. So, we’re now down to about 20% of our backlog is SSG. So, not a lot of volatility going forward. The rest of it is between AGS and EES. With EES mostly centered around crystalline silicon customers around the world. All right.

Edwin Mok - Needham & Company - Analyst
Great. That’s all I have.

George Davis - Applied Materials - CFO
Thank you.

Operator
Your next question comes from Mahesh Sanganeria with RBC Capital Markets.

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Mahesh Sanganeria - RBC Capital Markets - Analyst
Thank you. Just another question on OpEx. If you look at the temporary savings you had, $315 million, 70% came from OpEx. So, that pretty much is offset by the $250 million in savings you’re going to get from the restructuring. So, I’m just looking at the profile, it looks like the temporary savings comes back faster and the restructuring will come slower. So, OpEx will increase. And then towards the end of the year, the impact comes back to starting point. Is that the right way to think it?

George Davis - Applied Materials - CFO
I think that’s a fair way to look at it. And we’ll give you an update every quarter on our progress, which should help you tune your model over time.

Mahesh Sanganeria - RBC Capital Markets - Analyst
Okay. Just one quick one. So your SG&A went down significantly from $168 million to $155 million. And you think that that was a one-time thing and it goes back to $168 million or a higher level?

George Davis - Applied Materials - CFO
SG&A, I think you’ll see some movements — again, part of what you’ll see with part of the restructuring, SG&A will improve over time as part of the actions that we’re taking. So, I think the way to think about it is as revenue increases, you’ll see more and more flow-through because the temporary costs will come back at a slower rate after we see further recovery.

Michael Sullivan - Applied Materials - VP IR
Thanks Mahesh. I think we have time for maybe two questions.

Operator
Your next question comes from [Jaridesh Ayer] with Arete Research.

Jaridesh Ayer - Arete Research - Analyst
Thanks for taking my question. Two questions. One, is how should we think about this Advent Solar acquisition in terms of your incremental revenue opportunities going into say 2011? Because it looks like it’s a very disruptive technology. How should we think about that? And the second question as a follow-up is that we’ve been hearing that logic and foundry customers are pursuing this double patterning screen of litho-etch-litho-etch. How does the dynamics change because you’ve been pushing the self-aligned double patterning? You can help us understand this dynamic please? Thanks.

Mike Splinter - Applied Materials - Chairman & CEO
Well, on Advent, first of all, it’s way too early to make a forecast. We, obviously, very much like the technology. We do think it’s a disruptive technology but we have to prove its manufacturability and cost effectiveness. And that’s what we’re going to be doing over the coming quarters. As we get closer to introducing that as a capability to the marketplace, we’ll update you on how we think it’s going to change the fabrication of solar panels. On the litho-etch-litho-etch or self-aligned double patterning, I don’t think there’s a whole lot of difference for us. We still win in the thin film depositions. And there’s going to be a mix of these things and it’s hard to exactly tell how it’s all going to shake out, litho-etch-litho-etch, obviously, better for logic. And self-aligned maybe better for flash memory. But I think we’re going to see how this — the adoption rate goes over the next year.

Michael Sullivan - Applied Materials - VP IR
Thank you Jaridesh.

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Operator
Your next question comes from Matt Petkun from D.A. Davidson and Company.

Matt Petkun - D.A. Davidson & Co. - Analyst
A couple of questions. First, on the consolidation of the supply chain and manufacturing, I just want to be clear, do you expect to net increase or decrease your use of outside partners or could we actually see an increase in your own vertical integration over the next 12 months?

Mike Splinter - Applied Materials - Chairman & CEO
I don’t think you’ll be seeing an increase in our vertical integration. I think what we want to do is look across our supply chain. We want to ensure that we’re working with the suppliers that both have the right technology and can stay with us in this very volatile business. And we’re going to be doing an awful lot of that in Asia as Singapore ramps up and for semiconductors and Tainan ramps up for our large footprint equipment. But certainly, in this kind of a business, we’re looking to make ourselves more variable and have more variable costs, not less.

Matt Petkun - D.A. Davidson & Co. - Analyst
Okay. The display business has been strong. Any update on your opportunity in the LED market, as it relates to backlighting for displays?

Mike Splinter - Applied Materials - Chairman & CEO
Well, we’re in the latter stages of developing a product for that market. I have had a lot of discussions with customers on what they want and what they need. We’re working very closely with a number of customers. We have some eval tools out there today. So as we get - we haven’t introduced the product yet but we think we’ll participate in this market in a meaningful way.

Matt Petkun - D.A. Davidson & Co. - Analyst
Okay. Thank you.

Michael Sullivan - Applied Materials - VP IR
Thank you very much. And what we’d like to do is thank everyone for joining this afternoon on the call. And because today is a federal holiday, our Form 8-K, covering today’s earnings and restructuring announcements, is scheduled for tomorrow, November 12. A replay of this call will be available on our Website beginning at 5:00 PM. Pacific Time today and will remain posted until November 25. Thank you for your continued interest in Applied Materials.

Operator
This concludes today’s conference call. You may now disconnect.

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